Exhibit 10.46

PURCHASE AGREEMENT

                    THIS PURCHASE AGREEMENT(this “Agreement”), dated as of October 30, 2002, by and among WILKS BROADCASTING LLC (“Seller”), a Delaware limited liability company, WILKS LICENSE CO. LLC, a Delaware limited liability company (“Wilks License” and together with Seller, the “Sellers”), NEXTMEDIA OPERATING, INC., a Delaware corporation (“Buyer”), and NM LICENSING LLC, a Delaware limited liability company (“License Co.” and together with Buyer being hereinafter sometimes referred to as “Buyers”).

W I T N E S S E T H:

                    WHEREAS, Wilks License is the licensee of the radio broadcast stations WSGW-AM, WGER-FM, WTCF-FM, WCEN-FM and WTLZ-FM, serving the Saginaw, Michigan market (the “Stations”), pursuant to certain authorizations held by Wilks License and issued by the Federal Communications Commission (the “FCC”) and Seller owns or leases all other assets used in connection with the operation of the Stations; and

                    WHEREAS, Sellers agree to the sale, assignment, and transfer of the Stations, the FCC authorizations for the Stations, and the assets and business of the Stations, and Buyers desire to acquire the Stations, and such FCC authorization and assets, all on the terms and subject to the conditions hereinafter set forth;

                    NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

                    “Advertising Contracts” means all orders and agreements for the sale of advertising time on or pertaining to the Stations for cash and all trade, barter, and similar agreements for the sale of advertising time on or pertaining to the Stations other than for cash, and all such orders and agreements for advertising time entered into between the date hereof and the Closing Date, each in the ordinary course of business, and to the extent the foregoing have not been performed as of the Closing Date, in each case to which Seller or any of the Stations is a party.

                    “Agreement” means this agreement.

                    “Allocation Schedule” has the meaning set forth in Section 2.5 hereof.  “Assignment” has the meaning set forth in Section 3.1 hereof.  “Assignment and Assumption Agreements” has the meaning set forth in Section 2.7.

                    “Assignment Application” has the meaning set forth in Section 3.2 hereof.

                    “Assumed Contracts” has the meaning set forth in Section 2.7 hereof.

                    “Authorizations” means the Commission Authorizations and the Other Authorizations.

                    “Bill of Sale” has the meaning set forth in Section 8.2(a) hereof.

                    “Buyer” means NextMedia Operating, Inc., a Delaware corporation

                    “Buyer Documents” has the meaning set forth in Section 5.2 hereof.

                    “Buyers” means Buyer and License Co.

                    “Closing” has the meaning set forth in Section 8.1(a) hereof.

                    “Closing Date” means the date of the Closing.

                    “Closing Documents” means all instruments, documents and agreements delivered at the Closing in accordance with the terms of this Agreement.

                    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                    “Code” means the Internal Revenue Code of 1986, as amended.

                    “Commission Authorizations” means all licenses, permits, approvals, construction permits, and authorizations issued or granted by the FCC for the operation of, or used principally in connection with, the operation of, the Stations, and any and all auxiliary and/or supportive transmitting and/or receiving facilities, boosters, and repeaters utilized by the Stations, including, without limitation, all of those listed in Schedule 4.6(b)(i) hereto, together with any applications therefor, renewals, extensions, or modifications thereof and additions thereto.

                    “Communications Act” means the Communications Act of 1934, as amended.

                    “Consents” has the meaning set forth in Section 7.1(e) hereof.

                    “Contracts” means all contracts, agreements, orders, commitments, arrangements and understandings, written or oral, to which Seller or any affiliate or predecessor of Seller, in connection with the operation of the Stations or any of the Stations is a party, including, without limitation, all leases, program licenses, contracts to broadcast product or programs on the Stations, and confidentiality agreements, Advertising Contracts, Real Property Leases and Personal Property Leases, excluding, however, the Excluded Contracts.

                    “Cure Period” has the meaning set forth in Section 10.1(b) hereof.

                    “Documentation” means all documentation, records, and software, whether in electronic or print form, in the possession or under the control of Seller evidencing, representing, or containing or relating to any Program principally used in the operation of the Stations, including, without limitation, any manuals, functional and design specifications, user and programmer instructions, coding, testing notes, error reports and logs, patches and patch instructions, itemizations of development tools, and all other similar writings.

                    “Environmental Complaint” means any complaint, order, citation or other communication, whether from a governmental authority, citizens group, employee or otherwise with regard to Environmental Liabilities or any environmental, health, or safety matter affecting any of the Real Property or the operation of the Stations.

                    “Environmental Liabilities” means the presence of any Hazardous Substance, including, without limitation, gasoline, oil and other petroleum products, explosives, radioactive materials and related and similar material or any other material or substance defined as toxic or polluting by any federal, state or local law, ordinance, rule or regulation, including asbestos, on, at or under any of the Real Property, involving, without limitation, the use, management, handling, transport, treatment, storage, spill, escape, leakage, emission, release, discharge, remediation or clean up of any such Hazardous Substance on, onto, from, or beneath any of the Real Property, in each case, which requires correction or remediation action under or pursuant to environmental laws, rules, ordinances or regulations, on or prior to the Closing Date, the failure to obtain any license or permit required in connection with any such hazardous substance or discharge on, about or from or used in connection with any such Station or any of the Real Property or the retention, disposal, treatment or use thereof, and/or arising out of any noncompliance with any Environmental Requirement, and/or any Environmental Complaint of a governmental authority on or prior to the Closing Date.

                    “Environmental Requirement” means any federal, state, local or foreign laws, regulations or other legal requirement relating to pollution or protection of human health or the environment (including, without limitation, any ambient air, surface water, ground water, wetlands, land surface, subsurface strata, natural resources and indoor and outdoor workplace), including laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substance or the importation, manufacture, processing, formulation, testing, distribution, use, treatment, storage disposal, transport or handling of Hazardous Substances.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                    “ERISA Affiliate” means with respect to a Person, any other Person that is required to be aggregated with such Person under Section 4.14(b) or (c) of the Code at any time prior to the Closing Date.

                    “ERISA Plan” has the meaning set forth in Section 4.15(a) hereof.

                    “Excluded Assets” has the meaning set forth in Section 2.2 hereof.

                    “Excluded Contracts” means all Contracts listed on Schedule 1.1(c) hereto and all other Contracts other than the Assumed Contracts.

                    “Excluded Liabilities” has the meaning set forth in Section 2.7 hereof.  “Excluded Receivables” has the meaning set forth in Section 2.2(g) hereof.  “FCC” means the Federal Communications Commission.

                    “FCC Logs” has the meaning set forth in Section 2.1(t) hereof.  “FTC” has the meaning set forth in Section 6.15 hereof.

                    “Final Order” means an action of the FCC which is not reversed, stayed, enjoined, or set aside, and with respect to which no timely request for stay, reconsideration, review, rehearing, or notice of appeal or determination to reconsider or review is pending, and as to which the time for filing any such request, petition, or notice of appeal or for review by the FCC, and for any reconsideration, stay, or setting aside by the FCC on its own motion or initiative, has expired.

                    “Financial Statements” has the meaning set forth in Section 4.4 hereof.

                    “Hazardous Substance” has the meaning set forth in Section 4.13 hereof.

                    “HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

                    “Indemnification Cap” means $5,550,000.00.

                    “Indemnification Threshold” means $150,000.00.

                    “Indemnified Party” has the meaning set forth in Section 11.3 hereof.

                    “Indemnifying Party” has the meaning set forth in Section 11.3 hereof.

                    “Initial Order” has the meaning set forth in Section 3.1 hereof.

                    “Insurance Proceeds” means all insurance proceeds and rights thereto derived from loss, damage, or destruction of or to any Tangible Personal Property or Real Property, to the extent not utilized prior to the Closing to repair or replace the lost, damaged, or destroyed items.

                    “Intangibles” means the call letters of each of the Stations, and all copyrights, trademarks, trade names, logos, slogans, jingles, service marks, applications for any of the foregoing, telephone numbers and listings, trade secrets, confidential or proprietary information, and other intangible property used, or held for use principally by or for the Stations and/or Seller principally in connection with the business or operation of the Stations, and any and all universal resource locators (“URLs”), web sites, domain names, of or maintained principally by or for any of the Stations, including without limitation the URLs “http://www.wsgw.com”, “http://www.magic1063.com”, and “http://www.945themoose.com”, and any web site or home page of or maintained principally by or for any of the Stations, and all property and assets (tangible or intangible) used or necessary to create and publish any such web site or home page (collectively, the “Site”) and all goodwill associated with any of the above.

                    “Knowledge” (i) with respect to Seller means the actual knowledge of Jeff Wilks and Michael Lavalette; (ii) with respect to Buyer means the actual knowledge of Sean Stover.

                    “License Co.” means NM Licensing LLC, a Delaware limited liability company.

                    “Lien Release Instruments” has the meaning set forth in Section 6.12 hereof.

                    “Liens” means any liens, pledges, claims, charges, mortgages, security interests, easements, title defects, or encumbrances of others of every kind and description.

                    “Losses” has the meaning set forth in Section 11.1(a) hereof.

                    “Material Adverse Effect” means a material adverse effect on the business, operations, financial condition or results of operation of the Stations, taken as a whole.

                    “Material Contracts” means all Contracts set forth on Schedule 1.1(a).

                    “Other Authorizations” means all licenses, permits, variances, franchises, certifications, approvals, construction permits, and authorizations issued or granted by any administrative body or licensing authority or governmental or regulatory agency, other than Commission Authorizations, used principally in connection with the operation of any of the Stations and/or the ownership and/or use of the Purchased Assets, including, without limitation, all of those listed in Schedule 4.6(b)(ii) hereto, together with any applications therefor, renewals, extensions, or modifications thereof and additions thereto.

                    “Permitted Liens” means those Liens listed in Schedule 1.1(b) hereto.

                    “Personal Property Leases” has the meaning set forth in Section 4.8(c) hereof.

                    “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate or unincorporated organization.

                    “Programs” means all computer systems (including without limitation, management information and order systems, hardware, software, servers, computers, printers, scanners, monitors, peripheral and accessory devices, and the related media, manuals, documentation, and user guides) of or used principally by or in the operation of the Stations, all related claims, credits, and rights of recovery and set-off with respect thereto, and all of the right, title, and interest (including by reason of license or lease) of Seller or the Stations in or to any software, computer program, or software product owned, used, developed, or being developed principally by or for any of the Stations, whether for internal use or for sale or license to others, and any software, computer program, or software product licensed by Seller for use principally by the Stations, and all proprietary rights of Seller or the Stations, whether or not patented or copyrighted, associated therewith.

                    “Purchased Assets” has the meaning set forth in Section 2.1 hereof.

                    “Purchase Price” has the meaning set forth in Section 2.3 hereof.

                    “Real Property” means all land, buildings, improvements, fixtures, and transmitting towers (to the extent they constitute fixtures or other interests in real property and not Tangible Personal Property) and other real property owned by Seller, and all leaseholds and other interests in real property and the buildings and improvements thereon and appurtenances thereto, including, without limitation, easements, variances, air rights, and the like, and all security deposits with respect to any of the foregoing, used, or held for use principally by or for the Stations and/or Seller principally in connection with the operation of the Stations.

                    “Real Property Leases” has the meaning set forth in Section 4.8(b) hereof.

                    “Receivables” means all accounts receivable of Seller and/or the Stations, as of 12:00 a.m. on the Closing Date, in respect of airtime broadcast on the Stations on or after the Closing Date.

                    “Rescission Agreement” has the meaning set forth in Section 8.2(m) hereof.

                    “Seller” means Wilks Broadcasting LLC.

                    “Seller Documents” has the meaning set forth in Section 4.2 hereof.

                    “Station Benefit Plans” has the meaning set forth in Section 4.15(a) hereof.

                    “Stations” means the radio broadcast stations WSGW-AM, WGER-FM, WTCF-FM, WCEN-FM and WTLZ-FM, serving the Saginaw, Michigan market.

                    “Tangible Personal Property” means all fixed and tangible personal property used, or held for use principally by or for any of the Stations and/or Seller principally in connection with the business or operation of the Stations, including, but not limited to, all physical assets and equipment, leasehold improvements, machinery, vehicles, furniture, fixtures, transmitters, antennae, office materials and supplies, spare parts, and music libraries, including, without limitation, those listed in Schedule 4.8(c) hereto, together with all replacements thereof, additions and alterations thereto, and substitutions therefor, made between the date hereof and the Closing Date.

                    “Taxes” or “Tax” has the meaning set forth in Section 4.17 hereof.

                    “Title Company” has the meaning set forth in Section 7.1(h) hereof.

                    “Title Policy” has the meaning set forth in Section 7.1 (h) hereof.

                    “Transferred Employees” has the meaning set forth in Section 6.14 hereof.

                    “Warranty Deed(s)” has the meaning set forth in Section 6.17 hereof.

                    “Wilks License” means Wilks License Co. LLC.

ARTICLE 2
PURCHASE AND SALE OF BUSINESS AND ASSETS;
PURCHASE PRICE PAYMENT; ASSUMPTION OF OBLIGATIONS

          2.1     Purchased Assets.  Subject to and upon the terms and conditions of this Agreement, Sellers hereby covenant and agree to sell, transfer, convey, assign, grant and deliver to Buyers, and Buyers hereby covenant and agree to purchase, at the Closing (as hereinafter defined), free and clear of any Liens, except for the Permitted Liens, all right, title and interest of

Sellers in and to all business, properties, assets, machinery, equipment, furniture, fixtures, franchises, goodwill and rights of Sellers, of every nature, kind and description, tangible and intangible, owned or leased, wheresoever located and whether or not carried or reflected on the books or records of Sellers, to the extent the foregoing are principally used or held for use in connection with the operation of the Stations and any replacements of or additions to such assets made between the date of this Agreement and the Closing, but excluding the Excluded Assets.  All of the foregoing are herein collectively referred to as the “Purchased Assets” and include without limitation all of Sellers’ right, title and interest in and to the following (it being understood that License Co. shall acquire all right, title and interest in and to the Commission Authorizations and Buyer shall acquire all of the other Purchased Assets):

                    (a)    all Commission Authorizations;

                    (b)    all Other Authorizations;

                    (c)    all Tangible Personal Property;

                    (d)    Stations (“FCC Logs”);

                    (e)     all Real Property;

                    (f)     all Assumed Contracts;

                    (g)    all Intangibles;

                    (h)    all Insurance Proceeds;

                    (i)     all Programs;

                    (j)     all Documentation;

                    (k)    all FCC logs and similar records that relate to the operation of the Stations (“FCC Logs”);

                    (l)     all Receivables; and

                    (m)   all goodwill in and going concern value of the Stations.

          2.2     Excluded Assets.  The Purchased Assets shall not include the following (the “Excluded Assets”):

                    (a)     All cash, cash equivalents, or similar type investments of Seller, such as certificates of deposit, Treasury bills, and other marketable securities on hand and/or in banks, and unearned insurance premiums and security deposits;

                    (b)     Any and all policies of insurance including, without limitation, any and all rights thereunder, unless otherwise agreed herein;

                    (c)     All rights of Seller under this Agreement and the other agreements, instruments and documents executed in connection herewith;

                    (d)     The limited liability company agreements of the Sellers, Sellers’ tax records, records having to do with the organization and capitalization of Sellers, and financial records not primarily related to the Stations;

                    (e)     Items of incidental personal property or personal effects, which may be located at the offices of Sellers, but which are owned by any employees of Seller in their personal capacity, none of which are individually or in the aggregate material to the operations of the Stations;

                    (f)     All inoperable or obsolete tangible personal property, sold or disposed of, and all inventories, supplies and similar items consumed in the ordinary course of business between the date of this Agreement and the Closing Date;

                    (g)     All accounts receivable of Seller and/or the Stations, as of 11:59 p.m., local time, on the day prior to the Closing Date, in respect of air time broadcast by Seller prior to the Closing Date (“Excluded Receivables”);

                    (h)     All Station Benefit Plans;

                    (i)     The Excluded Contracts;

                    (j)     All assets not used principally in the operations of the Stations;

                    (k)     All rights to claims for refunds for Taxes with respect to periods ending prior to the Closing Date;

                    (l)     All rights necessary to defend and discharge the Excluded Liabilities, and all causes of action of any of Sellers in respect thereof or in respect of the Excluded Assets; and

                    (m)    All assets described in Schedule 2.2(m) hereto.

          2.3     Purchase Price; Escrow Deposit.

                    (a)     Subject to and upon the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants, and agreements of Seller contained herein, and in payment and consideration for the sale, conveyance, assignment, transfer, and delivery of the Purchased Assets as described herein by Seller, Buyer shall pay to Seller a purchase price (the “Purchase Price”) equal to the amount of Fifty Five Million Five Hundred Thousand United States Dollars (U.S. $55,500,000.00), and assume certain obligations of Seller as provided in Section 2.7 hereof.

                    (b)     Upon the execution and delivery of this Agreement, Buyer shall deposit with Michael J. Bergner, as escrow agent (the “Escrow Agent”), as a good faith deposit, an irrevocable bank letter of credit in form and substance satisfactory to Seller (“Letter of Credit”) in the stated principal amount of $5,550,000.  The Letter of Credit shall be held and disbursed by the

Escrow Agent, pursuant to the terms of an escrow agreement in the form of Exhibit 2.3(b) hereto (the “Escrow Agreement”), which Escrow Agreement shall be executed and delivered by Seller, Buyer and the Escrow Agent simultaneously with the execution and delivery of this Agreement.  The Letter of Credit shall be held and disbursed in accordance with, and the parties’ rights and obligations with respect to the Letter of Credit shall be governed by, Section 10.3 hereof.

          2.4     Payment.  At Closing, an amount equal to the Purchase Price shall be paid, in immediately available funds, in cash by Buyer by wire transfer pursuant to written wire transfer instructions of Seller to Buyer delivered by Seller to Buyer no later three (3) days prior to Closing or such other means as Seller and Buyer shall agree.

          2.5     Allocation.  Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets in accordance with the allocation schedule to be attached hereto as Schedule 2.5, which allocation schedule will be determined prior to the Closing (the “Allocation Schedule”).  If the parties are unable to agree on the final Allocation Schedule within 30 days after the date of this Agreement, a third-party appraiser mutually acceptable to Buyer and Seller, the fees of which shall be borne equally by Buyer and Seller, shall resolve the allocation of the consideration to any items with respect to which there is a dispute between the parties.  Seller and Buyer will each file an IRS Form 8594 consistent with the Allocation Schedule.

          2.6     Certain Closing Prorations and Adjustments.

                    (a)     All utilities charges and real and personal property taxes, monthly rental payments and security deposits under leases of Real Property to be assumed by Buyer pursuant to this Agreement, monthly equipment rental payments under Personal Property Leases assumed by Buyer pursuant to this Agreement, association dues, business, license, and annual FCC fees and similar items (to the extent included in the Purchased Assets) and similar accrued expenses, to the extent to be assumed by Buyer and those items, if any, specified in Schedule 2.6(a) hereto, shall be prorated between Seller and Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date, and the net amount resulting from the foregoing in favor of Buyer or Seller, as the case may be, shall then be paid to such party at the Closing or credited against the Purchase Price in the event Seller is to pay Buyer any such amount.  Buyer shall receive a credit at Closing for a pro rata portion of all accrued but unused vacation or sick time for any Transferred Employees and agrees to give such Transferred Employees credit on such unused vacation or sick time.

                    (b)     All amounts paid prior to the Closing under all Assumed Contracts for the sale of air time to be performed or aired on or after the Closing Date shall be paid by Seller to Buyer or, at Buyer’s option, credited against the Purchase Price, at the Closing.

                    (c)     Allocation and proration of the items set forth in Section 2.6(a), shall, insofar as feasible, be determined and paid on the Closing Date based upon Seller’s calculation thereof delivered to Buyer at least two days prior to the Closing Date and approved by Buyer, with final settlement and payment by the appropriate party occurring as described below.  In the event any adjustment must be made to such calculation following the Closing Date, the determination of the amount of such adjustment shall be made by Buyer in accordance with GAAP.  Not later than 60 days following the Closing Date, Buyer shall submit a statement of such adjustments to Seller for approval.  Seller shall give written notice of any objection to such statement within 20 business days after receipt of such statement, detailing the reason for such objection and stating the amount of Seller’s proposed final allocation and proration.  If the parties cannot reach agreement as to the amount of the final allocation and proration within 20 days thereafter, such dispute shall be promptly presented for resolution to an independent certified public accountant mutually acceptable to the parties.  The accountant’s resolution of the dispute shall be final and binding on the parties and a judgment may be entered thereon, provided, however, that any such accountant shall have no authority to assess damages or award attorneys’ fees or costs.  The fees and expenses of such accountant shall be borne equally by Seller and Buyer.

          2.7     Assumed Obligations.  Buyer shall, at the Closing, execute and deliver to Seller Assignment and Assumption Agreements (the “Assignment and Assumption Agreements”), substantially in the forms of Exhibit 2.7(A) and 2.7(B) hereto pursuant to which Seller shall assign to Buyer its rights in the contracts identified therein (the “Assumed Contracts”) and Buyer shall assume all obligations arising under such Assumed Contracts and to be performed on or after the Closing Date, excluding payments and expenses accrued prior to Closing and excluding any obligations arising as a result of any previous breach, or default by Seller (or its affiliates or predecessors) thereunder.  Except as expressly provided in the Assignment and Assumption Agreements, Buyer shall not and does not assume any liability or obligation of Seller of any nature, known or unknown, fixed or contingent, disclosed or undisclosed, (collectively the “Excluded Liabilities”), all of which shall be retained and discharged when due and in the ordinary course of business by Seller.  Excluded Liabilities will include without limitation (1) all Environmental Liabilities; (ii) any and all debts, liabilities and obligations of Seller and any and all violation of Contracts, laws, rules, regulations, codes or orders by Seller, which exist prior to the Closing Date or which arise on or after the Closing Date but which are based upon or arise from any act, transaction, circumstance, sale or providing of air time, goods or services, state of facts or other condition which occurred or existed, or the content of any program, advertisement or transmission broadcasted or aired, before the Closing Date, whether or not then known; (iii) any trade payable or accounts payable of Seller (except to the extent of any proration paid by Seller or credited against the Purchase Price pursuant to Section 2.6 hereof); (iv) any obligations or liabilities of Seller to any of its employees or to any other Person under any collective bargaining agreement, employment contract or Station Benefit Plan, or for wages, salaries, bonus payments, other compensation or employee benefits, or with respect to compliance with applicable federal, state or local laws, rules or regulations relating to minimum wages, overtime rates, labor or employment; (v) any litigation arising from or relating to facts, circumstances or any conduct of Seller prior to the Closing Date; (vi) all liabilities in respect of or arising out of any and all Taxes of Seller in respect of the Purchased Assets prior to the Closing Date; and (vii) all liabilities under Excluded Contracts.  Except as expressly provided by the Assignment and Assumption Agreements, Buyer shall not be required to defend any suit or claim arising out of any act, event, or transaction occurring prior to the Closing in connection with the ownership or operations of or otherwise relating to the Stations or Seller.

          2.8     Assignments of Assumed Contracts.  Buyer and Seller acknowledge that certain of the Assumed Contracts to be included in the Purchased Assets, and the rights and benefits thereunder necessary or appropriate or relating to the conduct of the business and activities of Seller and/or any of the Stations, may not, by their terms, be assignable.  Anything in this Agreement or in the Assignment and Assumption Agreements to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any such Assumed Contract, and Buyer shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights under any such Assumed Contract of Buyer or Seller thereunder.  In such event, Seller will cooperate with Buyer to provide for Buyer all benefits to which Seller is entitled under such Assumed Contracts, Buyer will perform all such Assumed Contracts in accordance with their terms in the ordinary course of business and any transfer or assignment to Buyer by Seller of any such Assumed Contract or any right or benefit arising thereunder or resulting therefrom which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.  Seller will use its commercially reasonable efforts prior to, and if requested by Buyer after, the Closing Date to obtain all necessary consents to the transfer and assignment of Assumed Contracts.  Nothing in this Section 2.8 shall constitute a waiver by Buyer of the conditions set forth in Section 7.1 (e) hereof.

          2.9     Collection of Receivables.  After the Closing, Seller will deliver to Buyer a schedule of Excluded Receivables (other than Excluded Receivables that are then more than 120 days old).  Buyer agrees to use commercially reasonable efforts to collect the Excluded Receivables for the benefit of Seller.  From the Closing Date through the one hundred twenty (120) day period following the Closing (the “Collection Period”), Buyer shall collect the cash proceeds from the Excluded Receivables (the “Collections”).  Any collections from any account debtor who is an account debtor on any of the Excluded Receivables shall be credited against the account of such account debtor in the order the accounts receivable owing therefrom with respect to any of the Stations were invoiced, except to the extent a legitimate dispute exists with respect to a particular receivable and Buyer promptly notifies Seller of such dispute or to the extent that any account debtor designates in writing to which invoice any payment should be applied.  Within five (5) days after the end of each broadcast month during the Collection Period, Buyer shall deliver to Seller (1) a statement or report showing all Collections, together with collections of Buyer’s receivables, during such broadcast month, (ii) a wire transfer in an amount equal to the aggregate amount of the Collections during such broadcast month, and (iii) all records of uncollected Excluded Receivables.  Within five (5) days after the end of the Collection Period, Buyer shall deliver to Seller (i) a final statement or report showing all Collections, together with collections of Buyer’s receivables, made during the Collection Period, (ii) a wire transfer in an amount equal to any remaining Collections which had not been previously remitted to Seller, and (iii) all records of uncollected Excluded Receivables, and thereafter Buyer shall have no further obligations with respect thereto.  In the event that Buyer receives payment of any Excluded Receivable after the Collection Period, Buyer shall remit the same to Seller.  Buyer shall not agree to any settlement, discount or reduction of any of the Excluded Receivables without the prior written consent of Seller.  Buyer shall not assign, pledge or grant a security interest in any of the Excluded Receivables to any third party or claim a security interest or right in or to any of the Excluded Receivables and Buyer’s obligations to make payment to Seller of the Collections shall not be subject to any set-off whatsoever.  Seller shall remain liable for and shall pay all commissions it might owe in respect of any Excluded Receivable collected after the Closing Date.

ARTICLE 3
APPLICATION TO AND CONSENT BY FCC

          3.1     FCC Consent.  Prior to Closing, the FCC shall have issued its approval, without any condition adverse to Buyers or any of their affiliates with respect to the assignment of the

Commission Authorizations to License Co. or the continued operation of the Stations by Buyers, of the assignment (the “Assignment”) of the Commission Authorizations to License Co. in accordance with the terms of this Agreement (the “Initial Order”).  In the event any such Commission approval fails, or is expected not to cover any particular Commission Authorization, Buyers may, at their option, elect to waive such failure by written notice to Seller, and in such event, such approval shall nevertheless be deemed an Initial Order for purposes of this Agreement.

          3.2     Application for FCC Consent.

                    (a)     Seller and Buyers agree to use their reasonable efforts and to cooperate with each other in preparing and filing the Assignment Application and in causing the grant of the Initial Order to become a Final Order.  Within five (5) business days following the execution of this Agreement, each party shall prepare and file with the Commission an application for the Assignment (the “Assignment Application”) and all information, data, exhibits, resolutions, statements, and other materials necessary and proper in connection with such Assignment Application.  Each party further agrees to expeditiously prepare and file with the FCC any amendments or any other filings required by the FCC in connection with the Assignment Application whenever such amendments or filings are required by the FCC or its rules.  For purposes of this Agreement, each party shall be deemed to be using its reasonable efforts with respect to obtaining the Final Order, and to be otherwise complying with the foregoing provisions of this Section 3.2, so long as it truthfully provides information necessary in completing the application process, provides its comments on, any filing materials, and uses its reasonable efforts to oppose attempts by third parties to resist, modify, or overturn the grant of the Assignment Application without prejudice to the parties’ termination rights under this Agreement, it being further understood that neither Seller nor Buyers shall be required to expend any funds or efforts contemplated under this Article 3 unless the other of them is concurrently and likewise complying with its obligations under this Article 3.

                    (b)     Except as otherwise provided herein, each party will be solely responsible for the expenses incurred by it in the preparation, filing, and prosecution of its respective portion of the Assignment Application.  All filing fees and grant fees imposed shall be paid one-half (½) by Seller and one-half (½) by Buyer.

                    (c)     Buyer and Seller, each at its own respective expense, shall use its respective reasonable efforts to oppose any efforts or any requests by third parties for reconsideration or judicial review of the grant by the FCC of the Initial Order.

          3.3     Notice of Application.  Seller shall, at its expense, give due notice of the filing of the Assignment Application by such means as may be required by the rules and regulations of the FCC.

          3.4     Absence of FCC Consent.  This Agreement, prior to Closing, may be terminated by Seller, on the one hand, or Buyers on the other hand, upon written notice to the other(s), if an Initial Order as to the Assignment Application has not come into existence and effect within twelve (12) months after the date hereof; provided, however, that neither Seller nor Buyers, as the case may be, may terminate this Agreement if Seller, or any of Buyers, as the case may be, is in material default or breach under this Agreement, or if a delay in any decision or determination by the FCC respecting the Assignment Application has been caused or materially contributed to (i) by any failure of Seller, or any of Buyers, as the case may be, to furnish, file or make available to the FCC information within its control; (ii) by the willful furnishing by Seller, or any of Buyers, as the case may be, of incorrect, inaccurate or incomplete information to the FCC; or (iii) by any other action taken by Seller, or any of Buyers, as the case may be, for the purpose of delaying the FCC’s decision or determination respecting the Assignment Application.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

                    Seller represents and warrants to Buyers that:

          4.1     Organization Standing and Qualification; No Subsidiaries.

                    (a)      Each of Sellers is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and relative to the operations of the Stations, Seller is qualified to do business and is in good standing as a foreign limited liability company in Michigan.  Seller is not required to be qualified as a foreign limited liability company to do business in any other jurisdiction in connection with the operation of the Stations where the failure to be so qualified would have a Material Adverse Effect.  Seller has all requisite limited liability company power and limited liability company authority to own, lease, and operate its properties and to carry on its business as and in the places such properties are in connection with the operation of the Stations, now owned, leased, or operated and where such business is presently conducted.  The copies of the Certificate of Formation and the limited liability company operating agreement of each of Sellers, heretofore delivered by Seller to Buyer, are true, complete and correct.

                    (b)      Except as set forth on Schedule 4.1 (b) hereto, neither of Sellers has any subsidiaries, nor has any interest, direct or indirect, nor has any commitment to purchase any interest, direct or indirect, in any corporation or in any partnership, joint venture, or other business enterprise or entity.  The operations of the Stations have not been conducted through any direct or indirect subsidiary, shareholder, or affiliate of Seller, and none of the Purchased Assets are held, owned, used, or conducted by any shareholder or affiliate of Seller.

          4.2     Authority.  Each of Sellers has all requisite limited liability company power and limited liability company authority to execute, deliver, and perform this Agreement and each other agreement, document, and instrument to be executed, delivered, or performed by any of Sellers in connection with this Agreement (the “Seller Documents”) and to carry out the transactions contemplated hereby and thereby.  This Agreement constitutes, and, when executed and delivered at the Closing, each other Seller Document will constitute, the legal, valid, and binding obligation of each of Sellers as is party thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws in effect from time to time affecting the enforcement of creditors’ rights generally.  All limited liability company and member proceedings and any action required to be taken by Seller relating to the execution, delivery, and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly taken.

          4.3     No Conflict; Consents.  Except for the filing of the Assignment Application and the granting of the Initial Order and the Final Order, and except as indicated in Schedule 4.3 hereto, the execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Formation or the limited liability company operating agreement of any of Sellers; (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any Material Contract or instrument of any debt or obligation to which Seller is a party or to or by which it or any of the Purchased Assets is subject or bound, or result in the loss or adverse modification of any of the Authorizations or Intangibles; (iii) require the consent of any party to any Material Contract; (iv) result in the creation or imposition of any Lien upon any of the Purchased Assets; (v) violate any law, rule or regulation in any material respect, or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Seller or any of the Purchased Assets is subject or bound; or (vi) other than as contemplated in Section 3.1 hereof and except as required under the HSR Act require that any consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the Seller Documents or the consummation of the transactions contemplated hereby and thereby other than in respect of immaterial permits and licenses.

          4.4     Financial Statements.  Attached as Schedule 4.4(a) hereto is a copy of Seller’s income statement with respect to the Stations for the 12-month period ended August 31, 2002 (the “Financial Statement”).  Except for the variations expressly noted in Schedule 4.4(a) hereto, the Financial Statement has been prepared in accordance with generally accepted accounting principles (except for the absence of footnotes and normal and customary year-end adjustments), and fairly presents in all material respects the results of operations of the Stations, taken together, for the period covered thereby.  Such Financial Statement does not contain any types of special or nonrecurring income, or any other income, not earned in the ordinary course of business, and reflects no operations or business other than those of the Stations, except as expressly specified therein.  The accounts receivable in respect of the Stations reflected in the accounts receivable schedule attached as Schedule 4.4(b) hereto, as of August 31, 2002, represent valid obligations arising in the ordinary course of business, except in immaterial respects.

          4.5     Litigation.  Except as disclosed in Schedule 4.5 hereto, there is no action, suit, proceeding, arbitration pending, or to the Knowledge of Sellers threatened, or to the Knowledge of Sellers any investigation pending or threatened, against or affecting Sellers in respect of their operation of the Stations or the Stations or any assets, properties, business or employees of the Stations or the transactions contemplated by this Agreement.  There is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which any of the Stations or Sellers in connection with its operation of the Stations is subject or otherwise applicable to the Stations or the Purchased Assets or any employee of the Stations, nor is any of them in default with respect to any such order, writ, injunction, award or decree.  Seller is obligated to amend Schedule 4.5 after the date hereof to reflect any litigation arising after the date hereof.

          4.6     Compliance Properties; Authorizations.

                    (a)     Except as set forth in Schedule 4.6(a) hereto, Seller in connection with its operation of the Stations has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to Seller in respect of the Stations, the employees thereof, and the Stations’ operations.

                    (b)     Wilks License has all Commission Authorizations, all of which are identified in Schedule 4.6(b)(i) hereto and Sellers have all material Other Authorizations, all of which are identified in Schedule 4.6(b)(ii) hereto.  Such Commission Authorizations are validly existing authorizations for the operation of the facilities described therein under the Communications Act.  The Commission Authorizations identified in Schedule 4.6(b)(i) hereto constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations, and policies of the FCC in connection with the operation of the Stations as currently operated.  The Commission Authorizations are in full force and effect, have not been revoked, suspended, canceled, rescinded, or terminated, have not expired, and are unimpaired by any act or omission of Sellers or any partners, officers, directors, employees, or agents of Sellers.  To the Knowledge of Sellers, there are no conditions imposed by the FCC as part of any Commission Authorization that are neither set forth on the face thereof as issued by the FCC nor contained in the rules and regulations of the FCC applicable generally to stations of the type, nature, class or location of the Stations.  All FCC regulatory fees for each of the Stations have been paid, and all broadcast towers from .which each Station operates have been duly registered with the FCC.  There is no action pending nor, to the Knowledge of Sellers, threatened by or before the FCC or other body to revoke, refuse to renew, suspend, or modify any of the Commission Authorizations, or any action which may result in the denial of any pending application, the issuance of any cease and desist order, or the imposition of any administrative sanction with respect to any of the Stations or its operation, except for the Assignment Application before the FCC to transfer the Commission Authorizations pursuant hereto.  There is not pending to the Knowledge of Sellers, any investigation, by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint by, before or with the FCC against Sellers or partners, officers, directors, stockholders or affiliates of Sellers nor, to the Knowledge of Sellers, are any of the foregoing threatened.  The Stations are, and for the time during which Seller has owned the Stations and during which Wilks License has held the Commission Authorizations for the Stations have been, operating in compliance with the Commission Authorizations, the Communications Act, and the current rules, regulations, and policies of the FCC.  Sellers have timely filed all reports, forms and statements required to be filed with the FCC.  All applications for the Authorizations submitted by Sellers were true and correct when made in all material respects.  Sellers have not received any notice with respect to any of the Commission Authorizations or the Stations’ compliance with the Communications Act that might cause the FCC not to consent to the assignment by Wilks License of the Commission Authorizations as contemplated by this Agreement.

          4.7     Title to Assets.  Except for the assets and properties leased to Seller pursuant to the leases identified in Schedule 4.8(b) hereto, Seller has good title to all of the Purchased Assets (except for the Commission Authorization issued to Wilks License).  Seller has leasehold title to the leased Real Property.  Except as set forth on Schedule 4.7 hereto, none of the Purchased Assets is subject to any Lien except for the Permitted Liens.  The Purchased Assets are, in all material respects, in good operating condition and repair, are suitable for the purposes used, and are adequate and sufficient for the current operations of the Station.

          4.8     Properties.

                    (a)     Schedule 4.8(a) contains a list of all owned Real Property.  To the Knowledge of Seller, all improvements on the owned Real Property comply in all material respects with all applicable laws, ordinances, regulations and orders, including those applicable to zoning, land use and building codes.  To the Knowledge of Seller, no law, ordinance, regulation, order, restriction or agreement, including any zoning law, restricts the present use of any Real Property except in immaterial respects or any Seller planned expansion or alteration of or addition to the structures located on the Real Property.  All improvements located on the Real Property that are required to be registered with the FCC have been so registered and such structures comply with the painting and lighting requirements promulgated by the Federal Aviation Administration in all material respects.

                    (b)     Schedule 4.8(b) contains a true, complete and accurate list of all leases and subleases of Real Property under which Seller holds any leasehold or other interest or right to the use

                    (c)     thereof (the “Real Property Leases”) or pursuant to which Seller has leased, assigned, sublet or granted any rights therein or with respect thereto; and

                    (d)     Except as indicated in Schedule 4.8(c), Schedule 4.8(c) contains a true, complete and accurate list of all items of machinery, equipment, vehicles, furniture, fixtures, transmitting towers, transmitters, antennae, office materials and supplies, spare parts, music libraries and other Tangible Personal Property owned, leased or used by Seller in connection with the operation of the Stations and included in the Purchased Assets, except for items having a value of less than $5,000 which do not, in the aggregate, have a total value of more than $100,000, setting forth with respect to all such listed property all leases relating thereto (the “Personal Property Leases”).

                    (e)     The Purchased Assets, in all material respects, comprise all the assets required to operate the business of the Stations in the ordinary course as currently conducted by Sellers as of the date hereof.

          4.9     Contracts.

                    (a)     Schedule 4.9(a) lists all Contracts as of the date hereof excluding (A) purchase orders for supplies or services and air time sales orders for cash made in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts by Seller of less than $15,000 in any single case or series of related orders, (B) contracts entered into in the ordinary course of business on customary terms and conditions which are terminable by Seller on less than 30 days’ notice without any penalty or consideration and involving payments or receipts during the entire life of such contracts of less than $15,000 in the case of any single contract but not more than $100,000.00 in the aggregate, and (C) Advertising Contracts.  Seller shall be permitted to amend Schedule 4.9(a) after the date hereof to reflect any Contracts permitted following the date hereof pursuant to Section 6.1 hereof and necessary to prevent the failure of the condition set forth in Section 7.2(b) hereof.

                    (b)     Schedule 4.9(b) lists all agency and representative agreements and all agreements providing for the services of an independent contractor relating to any of the Stations, in each case as of the date hereof and to which Seller is a party or by which Seller is bound.

                    (c)     Schedule 4.9(c) lists all licenses (other than licenses for shrink wrap software and other immaterial licenses), Internet or web-site agreements, (including, without limitation, all interactive service, portal, web site management, hosting, server, content licensing, and link or hyperlink agreements), development agreements, royalty agreements, and all contracts, agreement commitments or licenses relating to patents, trademarks, trade names, copyrights, software, know how, trade secrets, proprietary information and other Intangibles, all guarantees, loan agreements, indentures, mortgages and pledges, all conditional sale or title retention agreements, security agreements, equipment obligations, leases or lease purchase agreements as to items of personal property, in each case as of the date hereof and to which Seller is a party or by which Seller is bound for the benefit of the Stations.

                    (d)     True and complete copies of all Contracts required to be listed pursuant to this Section 4.9 (to the extent in writing or if not in writing, an accurate summary thereof), together with any and all amendments thereto, have been delivered to Buyer.  All of the Material Contracts (other than those which have been fully performed) are in full force and effect.  There is not under any Material Contract any existing default by Sellers, or to the Knowledge of Seller, any event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights.  Seller is not a party to any agreement, contract, or commitment outside the ordinary course of business which obligates it or could obligate it to provide advertising time on any of the Stations on or after the Closing Date as a result of the failure of such Station to satisfy specified ratings or any other performance criteria, guarantee, or similar representation or warranty.

          4.10   Insurance.  Schedule 4.10 lists all fire, theft, casualty, liability and other insurance policies insuring Seller in respect of the Stations, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), and the date through which coverage will continue by virtue of premiums already paid.  The coverage under each such policy of insurance set forth in Schedule 4.10 hereto is in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or nonrenewal with respect to any such policy has been given to Seller.  Except as set forth in Schedule 4.10, there are no pending claims against such insurance policies as to which the insurers have denied liability.

          4.11   Absence of Changes or Events Since August 31, 2002.  Except as set forth in Schedule 4.11 hereto, since August 31, 2002, Seller has conducted the business of the Stations only in the ordinary course in a manner consistent with past practices.  Without limiting the foregoing, since such date, Seller in respect of the Stations, except as set forth on said Schedule 4.11 has not:

                              (i)    incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, which liabilities, in any case or in the aggregate materially and adversely affects the Purchased Assets;

                              (ii)   sold, transferred, leased to others or otherwise disposed of any of the Purchased Assets other than inoperable or obsolete items;

                              (iii)  received any written notice of actual or threatened termination of any Material Contract, or suffered any damage, destruction, or loss, which materially and adversely affects the Purchased Assets;

                              (iv)   had any material change in its relations with its employees, agents, landlords, advertisers, customers or suppliers or any governmental regulatory authority or self-regulatory authorities;

                              (v)    encountered any labor union organizing activity, had any actual or threatened employee strikes, disputes, workstoppages, slow downs or lockouts, or had any material change in its relations with its landlords or any governmental regulatory authority or self-regulatory authorities;

                              (vi)   made any change or changes (in excess of 5% per annum) in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, conditionally or otherwise, and whether as bonus, extra compensation, pension or severance or vacation pay or otherwise, to any director, officer, employee, salesman, distributor or agent relative to the Stations;

                              (vii)  instituted, settled, or agreed to settle any litigation, action, or proceeding before any court or governmental body other than immaterial actions or proceedings;

                              (viii) entered into any transaction, contract, or commitment other than in the ordinary course of business on customary terms and conditions other than in immaterial respects;

                              (ix)   changed its accounting practices, methods or principles used other than as required by generally accepted accounting principles; or

                              (x)    entered into any agreement or made any commitment to take any of the types of actions described in any of subsections (i) through (ix) above.

          4.12   Intangibles.  Except as set forth on Schedule 4.12, Seller owns or possesses rights necessary to use the call letters “WSGW-AM”, “WGER-FM”, “WTCF-FM”, “WCEN-FM” and “WTLZFM” together with all copyrights, trademarks, trade names, logos, slogans, jingles, service marks, and other proprietary rights and Intangibles currently used by Seller in connection with or necessary to the operation of the Stations as presently operated, including without limitation all Intangibles, free and clear of any Liens.  Seller has no Knowledge of any infringement or unlawful, unauthorized or conflicting use of any of the foregoing, or of the use of any call letters, slogan, logo or other intangible property rights by any broadcast station in the areas served by any of the Stations which are confusingly similar to any of the call letters, slogans, logos or other intangible property rights currently used by any of the Stations.  Seller, to its Knowledge, is not infringing upon or otherwise acting adversely, nor has Seller received notice that it is infringing upon or otherwise acting adversely, to any copyrights, trademarks, trademark rights, service marks, service mark rights, trade names, service names, slogans, call letters, logos, jingles, licenses, or any other proprietary rights owned by any other person or entity.  Schedule 4.12 lists all registered trademarks, trademark registrations, and applications therefor, registered service marks, service mark registrations, and applications therefor, patents and patent applications, copyright registrations, and applications therefor, domain names, any and all sites, wholly or partially owned, held or used by Seller and related to the Stations.

          4.13   Environmental Matters.

                    (a)     Except as set forth in Schedule 4.13 hereto, (i) no Hazardous Substance (as hereinafter defined) has been stored (in a manner requiring correction or remediation action under or pursuant to environmental laws, rules, ordinances or regulations), treated, released, disposed of or discharged on, onto, about, from, under or affecting any of the Real Property in any material respect, by Seller or to Seller’s Knowledge, by any other party, (ii) there is not presently and, to Seller’s Knowledge, there has never been an underground storage tank on any of the Real Property, and (iii) to Seller’s Knowledge, Seller has no liability which is based upon or related to the environmental conditions under or about any of the Real Property other than immaterial liabilities.  Except as set forth in Schedule 4.13 hereto, Seller has all material permits required by environmental laws, rules, ordinances and regulations necessary for their operation and have complied in all material respects with all environmental, health and safety laws applicable to the Real Property and there are no PCBs located on any of the Real Properties.  The term “Hazardous Substance” as used in this Agreement shall include, without limitation, oil and other petroleum products, explosives, radioactive materials, chemicals, pollutants, contaminants, wastes, toxic substances, genetically modified organisms, and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials.

                    (b)     Except as set forth in Schedule 4.13, Seller has not (i) given any written report or notice to any governmental agency or authority involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about any of the Real Property or caused by Seller or any affiliate thereof; (ii) received any, or to the Knowledge of Seller is threatened to receive any Environmental Complaint and Seller is in compliance in all material respects with notification, reporting and registration provisions of the Toxic Substance Control Act, Federal Insecticide, Fungicide and Rodenticide Act or other applicable federal and state law.

          4.14   Employees.  Schedule 4.14 lists as of the date hereof, the names and current annual salary rates and commission schedules of all persons (including independent commission agents) employed or engaged by Seller at or in connection with the operation of the Stations, and showing separately for each such person the amounts paid or payable as salary, bonus payments and direct and indirect compensation for the year ended December 31, 2001 and for the eight (8) months ended August 31, 2002.  Schedule 4.14 also lists all written employment agreements Seller has with any employees listed thereon.

          4.15   Employee Benefits.

                    (a)     Schedule 4.15(a) lists any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; whether funded or unfunded including, without limitation, any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA that is currently maintained, sponsored in whole or in part, or contributed to by Seller for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree of Seller at the Stations (collectively, the “Station Benefit Plans”) in respect of Station employees.  Any of the Station Benefit Plans that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA or an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, is referred to herein as an “ERISA Plan.” To the extent that any of the Station Benefit Plans have been reduced to writing, copies thereof have been supplied or made available to the Buyer.

                    (b)     The Seller has provided Buyer with a copy of the Seller’s policy for providing leaves of absence under the Family and Medical Leave Act (“FMLA”) and maintains records which have been made available to Buyer which identify each employee at the Stations who currently is on FMLA leave and his or her job title and each employee at the Stations who has requested FMLA leave to begin after the date of this Agreement.

                    (c)     Seller has not contributed in the past five years to a multiemployer plan for employees assigned to the Stations within the meaning of Section 414(f) of the Code.  No Station Benefit Plan of the Seller is a multiple employer plan within the meaning of Section 413(c) of the Code.  No employee welfare benefit plan for the Stations is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

                    (d)     No assets of the Seller are subject to any lien for past due liability in respect to Station employees or any Station Benefit Plan or in respect to an employee benefit plan of an ERISA Affiliate, under Section 412(n) of the Code or Section 4068 of ERISA (other than inchoate liens in respect of Excluded Liabilities).

          4.16   Labor Matters.  Within the last three (3) years, Seller has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or threatened to be called against it in respect of the Stations.  Seller has not violated, other than in immaterial respects, any applicable federal or state law or regulation relating to labor or labor practices, including, without limitation, the provisions of Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination), 42 U.S.C. § 1981 (discrimination), 41 U.S.C. § 621-634 (the Age Discrimination in Employment Act), 29 U.S.C. § 206 (equal pay), Executive Order 11246 (race, color, religion, sex, and national origin discrimination), Executive Order 11141 (age discrimination), § 503 of the Rehabilitation Act of 1973 (handicap discrimination), 42 U.S.C. §§ 12101-12213 (Americans with Disabilities Act), 29 U.S.C. §§ 2001-2654 (Family and Medical Leave Act), and 29 U.S.C. §§ 651-678 (occupational safety and health).  There are no material employer loans or advances from Seller to any of the Stations’ employees.  To the Knowledge of Seller, Seller is in compliance, other than in immaterial respects, with all applicable requirements of the Immigration and Nationality Act of 1952, as

amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder in respect of the Stations.

          4.17   Taxes.  All taxes, fees, assessments and charges, including, without limitation, income, property, sales, use, franchise, added value, employees’ income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due and payable by Seller, in respect of or in connection with the Stations and all interest and penalties thereon (collectively, “Taxes” or “Tax”), have been paid in full, and all deposits required by law to be made by Seller with respect to employees’ of the Stations and other withholding Taxes have been duly made.

          4.18   Records.  The FCC Logs of the Stations are complete and correct, and there have been no transactions involving the Stations which properly should have been set forth therein and which have not been accurately so set forth except, in each case, in immaterial respects.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

                    Buyer represents and warrants to Sellers that:

          5.1     Organization and Standing.  Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.  On the Closing Date, Buyer will be qualified to do business as a foreign corporation in Michigan.  License Co. is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

          5.2     Authority of Buyers.  Each of Buyers has all requisite power and authority to enter into this Agreement and each other agreement, document, and instrument to be executed or delivered by Buyers in connection with this Agreement (the “Buyer Documents”) and to carry out the transactions contemplated hereby and thereby.  This Agreement constitutes, and, when executed and delivered at the Closing, each other Buyer Document will constitute, the legal, valid, and binding obligation of each of Buyers as is party thereto, enforceable in accordance with its terms.  All corporate and limited liability company proceedings and action required to be taken by Buyers relating to the execution, delivery, and performance of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly taken by the Closing.

          5.3     Litigation.  There is no action, suit, arbitration, investigation or proceeding pending, or to the Knowledge of Buyers, threatened against Buyers, which in any case or in the aggregate materially adversely affects the ability of Buyers to consummate the transactions contemplated hereby.

          5.4     No Violation.  Except for the filing of the Assignment Application, the granting of the Initial Order and the Final Order and any HSR Act filings to be made under Section 6.15:

                    (a)     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the governing constituent documents of either of Buyers, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any material contract or instrument or any debt or obligations to which either of Buyers is a party or subject in a way that could reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated hereby, or (iii) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which either of Buyers is subject or bound, all in a way that could reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

                    (b)      No consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by either of Buyers in connection with the execution, delivery and performance of this Agreement or the Buyer Documents or the consummation of the transactions contemplated hereby and thereby.

          5.5     FCC Qualifications.  License Co. is qualified under the Communications Act and the existing rules, regulations, policies and procedures of the FCC, to become the licensee for the Stations and to consummate the transactions contemplated by this Agreement.  There are no facts currently known to Buyers which, under the Communications Act or any of the existing rules, regulations, policies and procedures of the FCC would (i) disqualify License Co. from becoming the holder of the Commission Authorizations or an owner or operator of the Stations; or (ii) disqualify or restrict Buyers from consummating the transactions contemplated by this Agreement.  Buyer has not received any notice with respect to the Communications Act that, to the Knowledge of Buyer, could reasonably be expected to cause the FCC not to consent to the assignment by Wilks License of the Commission Authorizations as contemplated by this Agreement.

          5.6     Financing.  Buyers have, and as of the Closing Date will have, all funds necessary to consummate the transactions contemplated by this Agreement.

ARTICLE 6
CERTAIN COVENANTS

          6.1     Conduct of Business.  During the period from the date of this Agreement to and including the Closing Date, Sellers shall cause the Stations to be operated and conducted in all material respects in the ordinary and usual course of business and consistent with past practices.  Without limiting the foregoing, prior to the Closing, Seller, without the prior written consent of Buyer, shall not (with respect to the Stations) and shall not permit any of the Stations to:

                    (a)     by any act or omission surrender, modify adversely, forfeit, or fail to renew under regular terms any of the Authorizations, or give the FCC grounds to institute any proceeding for the revocation, suspension, or modification of any of the Authorizations, or fail to prosecute with due diligence any pending application with respect to any of the Authorizations;

                    (b)     dissolve, liquidate, merge, or consolidate, or sell, transfer, lease, or otherwise dispose of any of the Purchased Assets, other than inoperable or obsolete assets and supplies consumed in the ordinary and customary course of business, or obligate itself to do so;

                    (c)     amend, modify, change, alter, terminate, rescind, or waive any rights or benefits under any Material Contract in any respect or any other material Assumed Contract in any material respect;

                    (d)     fail to maintain the Purchased Assets in all material respects in good repair and condition, reasonable and ordinary wear and tear and force majeure events excepted; or fail to renew or replace any of the current insurance policies or any of the coverage thereunder maintained for the protection of any of the Real Property, the Stations, or Purchased Assets; and

                    (e)     perform, take any action, or incur or permit to exist any of the acts, transactions, events, or occurrences of the type described in (i), (ii), (vi), (vii), (viii), (ix) or (x) of Section 4.11 hereof which would have been inconsistent with the representations and warranties set forth in Section 4.11 hereof had the same occurred after August 31, 2002 and prior to the date hereof.

          6.2     Operations.  During the period from the date of this Agreement to the Closing Date, Seller shall have sole responsibility for the Stations and its operations, and during such period, Seller shall:

                    (a)     operate the Stations in accordance with the rules and regulations of the FCC and Authorizations in all material respects and file all ownership reports, employment reports, applications, responses, and other documents required to be filed during such period and maintain and promptly deliver to Buyer true and complete copies of the Stations’ required filings;

                    (b)     deliver to Buyer within five (5) days after filing thereof with the FCC copies of any and all reports, applications, and/or responses relating to the Stations which are filed with the FCC on or prior to the Closing Date, including a copy of any FCC inquiries to which the filing is responsive (and in the event of an oral FCC inquiry, Seller will furnish a written summary thereof);

                    (c)     maintain in full force and effect all material permits which are presently held and are required for the operation of the Stations as presently conducted; and

                    (d)      upon any damage, destruction or loss to any material Purchased Asset, apply any insurance proceeds received with respect thereto to the repair, replacement, and restoration thereof to the condition of such Purchased Asset or other property of Seller before such event.

          6.3     Changes in Information.  During the period from the date of this Agreement to the Closing Date, Seller shall give Buyer prompt written notice of any material change in, or any of the information contained in, the representations and warranties made in or pursuant to this Agreement or of any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct in any material respect.

          6.4     Restrictions on Buyers.  Nothing contained in this Agreement shall give Buyers any right to control the programming or operations of any of the Stations prior to the Closing

Date and Seller shall have complete control of the programming and operation of the Stations between the date hereof and the Closing Date.

          6.5     Going Off the Air.  If any of the Stations goes off the air for any engineering reason, act of God, or any other reason not caused by Buyer, Seller shall promptly notify Buyer and shall take all reasonable steps to begin broadcasting as soon as is practical.    If the Station is unable to begin and to continue broadcasting on a normal and customary basis within one hundred twenty (120) hours, Buyer may, at its option, terminate this Agreement without incurring any liability to Seller, provided that to be effective such notice from Buyer to terminate this Agreement must be delivered to Seller within ten (10) business days after Buyer shall receive written notice from Seller that normal operations of the Station shall have resumed, provided Buyer is not then in material breach or default.

          6.6     Access to Information.  During the period from the date of this Agreement to the Closing Date, Buyer and its accountants, counsel, and other representatives, shall upon prior written or telephone notice be given reasonable and continuing access during normal business hours to all of the facilities, properties, books, and records of Seller relating to the Stations, and they shall be furnished with such documents and information with respect to the affairs of the Stations as from time to time may reasonably be requested, subject in each instance to advance notice to and coordination with Seller and, unless waived by Seller, in the presence of a representative of Seller, provided, however, that any investigation by Buyer will be conducted in due dispatch and in a manner that does not unreasonably interfere with Seller’s normal operations or any employee relationship.  In furtherance thereof, Buyer may retain an engineering firm of its own choosing to conduct engineering studies regarding the Stations.  Notwithstanding the foregoing, no representative or employee of any of Buyers shall contact any personnel of any of the Stations without express consent of Seller’s chief executive officer and then only following the coordination thereof with such chief executive officer, by the chief operating officer or chief financial officer of Buyer.

          6.7     Brokerage or Finder’s Fee.  Except as indicated in Schedule 6.7 hereto, Buyer represents and warrants to Seller, and Seller represents and warrants to Buyers, that no person or entity is entitled to any brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement as a result of any action taken by the representing party or any of the affiliates, officers, directors, or employees thereof.  Each party shall be solely and exclusively responsible for all commissions, finders’ fees, or other compensation claimed by any person or entity claiming to have dealt with or for such party.

          6.8     Sales and Other Taxes.  Seller and Buyer shall each pay one half of all sales taxes, transfer taxes, and intangibles taxes and similar government charges, filing fees, and recording and registration fees applicable to the transactions contemplated by this Agreement, including, without limitation, all taxes and similar charges, if any, payable upon the transfer of title to any Purchased Assets.  The foregoing shall not apply to taxes, governmental charges, or fees incurred upon the granting or recording of mortgages or deeds of trust by Buyer to Buyer’s lenders, which shall be the responsibility of Buyer.  Buyer and Seller will cooperate to prepare and file with the proper public officials, as and to the extent necessary, all appropriate sales tax exemption certificates or similar instruments as may be necessary to avoid the imposition of sales, transfer, and similar taxes on the transfer of Purchased Assets pursuant hereto.  The provisions of this Section 6.8 shall not apply to filing and grant fees associated with the Assignment Application.  The payment of such fees shall be governed by Section 3.2(b) hereof.

          6.9     No Shop.  Seller agrees that from after the date hereof and until the termination of this Agreement, Seller will not sell, transfer, or otherwise dispose of any direct or indirect interest in any assets (except for dispositions of assets in the ordinary course of business as expressly permitted elsewhere in this Agreement) of Seller to be included in the Purchased Assets (or any rights in any such assets), and Seller will not respond to inquiries or proposals, or enter into or pursue any discussions, or enter into any agreements (oral or written), with respect to the sale, lease or other disposition of all or any portion of the Purchased Assets.  The provisions of this Section 6.9 shall not be deemed to limit or negate any other obligations of Seller under this Agreement.  The provisions of this Section 6.9 shall not be deemed to apply to the sale or transfer of any membership interests in Seller or parent of Seller.

          6.10   Preservation of Business.  During the period from the date of this Agreement to the Closing Date, Seller shall use its commercially reasonable efforts to preserve intact the goodwill and staff of Seller relative to the Stations, and the relationships of Seller with advertisers, customers, suppliers, employees, contracting parties, governmental authorities and others having business relations with Seller relative to the Stations.

          6.11   Satisfaction of Liens.  At the Closing, Seller shall cause all Liens other than Permitted Liens on or relating to any of the Purchased Assets, to be released, extinguished, and discharged in full and shall deliver to Buyer instruments releasing, extinguishing, and discharging all such Liens, and all rights and claims of any holder(s) of any of such Liens with respect to any of the Purchased Assets, all in such form and substance as Buyer shall reasonably require (collectively the “Lien Release Instruments”).

          6.12   Nonsolicitation.  For a period of one (1) year from the Closing Date Sellers, Jeff Wilks and The Wicks Group of Companies, L.L.C. shall not and shall not permit any person or entity directly or indirectly (alone or together with others) controlled by any of them to, without the express prior written consent of Buyer, directly or indirectly employ or attempt to employ or knowingly arrange or solicit to have any other person or entity employ any Transferred Employees.  Each party’s liability under this Section 6.12 shall be several and in respect of its actions only.

          6.13   COBRA.  Buyer shall provide continuation healthcare coverage in accordance with the health care coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (contained in Sections 601 through 608 of ERISA and section 4980 of the Code), with regard to all employees at any of the Stations terminated either prior to, in connection with, or after the transactions contemplated by this Agreement, including any former employee identified on Schedule 6.13 hereto currently receiving such continuation healthcare coverage from Seller.

          6.14   Employment Offers.  Prior to Closing, Buyer shall deliver to Seller in writing a list which sets forth the names of all of Seller’s employees to whom Buyer will offer employment as of the Closing Date, which list shall include at least thirty (30) employees.  Buyer agrees to offer such employees the same base salary as such employees are currently earning.  Buyer shall provide all such employees who accept an offer of employment with Buyer (“Transferred

Employees”) with the employee benefit plans and programs that the Buyer provides generally to similarly situated employees of Buyer.  Buyer may modify, alter or terminate any of the terms and conditions of employment of the Transferred Employees.  Nothing in this Agreement shall prevent Buyer from terminating the employment of any Transferred Employees at any time after the Closing Date.  Seller agrees to reimburse Buyer for up to two weeks of severance pay that Buyer incurs, and any other severance or termination payment Buyer is required to make under applicable state or local law, upon the termination of any Transferred Employee terminated within 60 days following the Closing Date.

          6.15   HSR Filings.  As soon as practicable after the execution hereof, but in no event later than ten (10) business days after the execution hereof, Buyer and the Seller shall each make the required filings in connection with the transactions contemplated hereby under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings.  As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions and take such further action as may be required in connection therewith and shall furnish all other information necessary therefor.  The Seller and Buyer shall notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division or the FTC and the party receiving such request shall use its best efforts to comply with such request as soon as reasonably possible.  Neither party shall withdraw any filing or submission without the prior written consent of the other.  All fees in connection with the required filings shall be borne one-half (%) by the Buyer and one-half (%) by Seller.

          6.16   Cooperation with Respect to Like-Kind Exchange.  Buyers agree that Seller’s and Wilks License’s transfer of the Purchased Assets may, at Seller’s election, be accomplished in a manner enabling such transfer to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code (so long as there is no delay in the consummation of the transactions contemplated hereby).  If Seller and Wilks License so elect, Buyers shall cooperate with Seller and Wilks License (but without being required to incur any costs or expense in the course thereof) to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller and Wilks License reasonably request in order to enable such transfer to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code, and Buyers agree that Seller and Wilks License may assign all or part of their rights (but not obligations) under this Agreement to a person or entity acting as a qualified intermediary under United States Treasury Regulations, to qualify the transfer of the Acquired Assets as part of a like-kind exchange of property covered by Section 1031 of the Code.  Notwithstanding anything to the contrary herein, Buyers shall not be obligated to incur any costs, expenses, losses, liabilities or damages whatsoever to effect an exchange.

          6.17   Real Property.  At the Closing, Seller shall deliver to Buyer a special warranty deed for each parcel of the owned Real Property in form attached hereto as Exhibit 6.17 conveying good and marketable fee simple title, free and clear of all Liens, except for the Permitted Liens and those acceptable to Buyer in its sole but reasonable discretion (the “Warranty Deed(s)”).

          6.18   Barter Agreements.  Seller hereby covenants to cause there to be a $10,000 net barter balance under all Advertising Contracts which obligates it to provide advertising time on any of the Stations for consideration other than cash as of the Closing Date.

          6.19   Environmental Audits.  Prior to Closing, Buyer may, at Buyer’s expense, perform a Phase I environmental audit (the “Environmental Audit”) of each of the Real Property sites.

          6.20   Public Announcements.  Seller shall not make a public announcement or issue a press release in connection with the transactions contemplated hereunder, without the express prior written consent from Buyer.  Buyer shall consult with Seller regarding the form, content and timing of any announcement or press release it wishes to issue in connection with the transactions contemplated hereunder.

          6.21   Title Policy.  Buyer shall use all reasonable efforts, and Seller shall cooperate with Buyer and Buyer’s title insurance company (so long as such company is First American Title Insurance Company), to obtain the title insurance policy referred to in Section 7.1(h) hereof, and Buyer shall pay the premium and all costs in connection therewith.

ARTICLE 7
CLOSING CONDITIONS

          7.1     Conditions Precedent to the Obligations of the Buyers.  The obligations of the Buyers under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of each of the following conditions all of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions, but without prejudice to any other right or remedy which Buyers may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of Seller contained herein or any other certificate or instrument furnished by or on behalf of the Seller hereunder:

                    (a)     no action, suit, or proceeding shall have been instituted against any of Sellers or against any of Buyers by, in or before any court, tribunal, or governmental body or agency, and be unresolved, and no order shall have been issued, to restrain, prevent, enjoin, or prohibit, or to obtain substantial damages by reason of, any of the transactions contemplated hereby;

                    (b)     the representations and warranties of Seller contained in this Agreement, shall be true and correct when made, and shall also be true and correct at the time of Closing with the same force and effect as though such representations and warranties were made at that time in each case as if none of such representations and warranties contained any qualifications as to materiality, Knowledge or absence of Material Adverse Effect; provided, however, this condition shall be deemed satisfied if all breaches of representations and warranties after giving effect to the foregoing do not individually or in the aggregate have a Material Adverse Effect;

                    (c)     each covenant, agreement, and obligation required by the terms of this Agreement to be complied with and performed by Seller, at or prior to the Closing shall have been duly and properly complied with and performed in all material respects, and Seller shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.1(b) above;

                    (d)     the Initial Order shall have been granted, and the Initial Order shall not include any condition adverse to Buyer, and License Co. shall be entitled to be the holder of the Commission Authorizations and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been approved by all regulatory authorities whose approvals are required by law, including, without limitation, all approvals or expirations or early termination of any waiting period required under the HSR Act;

                    (e)     all consents necessary to the assignment to Buyer of those Assumed Contracts listed in Schedule 7.1 (e) hereto shall have been obtained, and there shall have been delivered to Buyer executed counterparts reasonably satisfactory in form and substance to Buyer of such consents (the “Consents”);

                    (f)     there shall have been no material adverse change in the assets, liabilities, business, results of operations or financial condition of the Stations since August 31, 2002, taken as a whole, other than changes affecting the general economy or affecting similar radio companies in a like manner;

                    (g)     Buyer shall have received an opinion of Seller’s counsel, Golenbock, Eiseman, Assor, Bell & Peskoe, and an opinion of Seller’s special communications counsel, Shaw Pittman LLP, each dated the Closing Date, addressed to Buyer (and Buyer’s lenders if so requested by Buyer) and favorably opining as to the matters included in Exhibits 7.1(g)(i) and 7.1(g)(ii) hereto, respectively, in form and substance reasonably satisfactory to Buyer;

                    (h)     Provided Buyer has complied with the provisions of Section 6.21 hereof, Buyer shall have received a 1992 ALTA fee owner’s title insurance policy, issued by First American Title Insurance Company or another nationally recognized title company reasonably acceptable to Buyer (the “Title Company”) for the Real Property (individually, the “Title Policy” and collectively, the “Title Policies”), insuring good and marketable title, free and clear of all Liens (except for the Title Company’s standard printed exceptions, the Permitted Liens and those otherwise reasonably acceptable to Buyer), in amounts consistent with the value of the Real Property as set forth in the Allocation Schedule; and

                    (i)     Buyer shall have received from Seller for each Real Property Lease, an assignment of Seller’s right, title and interest under such Real Property Lease, said assignment duly executed by Seller and in form reasonably acceptable to Buyer.

          7.2     Sellers’ Conditions Precedent.  The obligations of Sellers under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to Closing, of each of the following conditions, all of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions, but without prejudice to any other right or remedy which Sellers may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of Buyer contained herein or any other certificate or instrument furnished by or on behalf of Buyer hereunder:

                    (a)     no action, suit, or proceeding shall have been instituted against Seller, Wilks License or against any of Buyers by, in or before any court, tribunal, or governmental body or agency, and be unresolved, and no order shall have been issued, to restrain, prevent, enjoin, or prohibit, or to obtain substantial damages by reason of, any of the transactions contemplated hereby;

                    (b)      the representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects when made and shall also be true and correct in all material respects at the time of the Closing with the same force and effect as though such representations and warranties were made at that time ;

                    (c)      each covenant, agreement, and obligation required by the terms of this Agreement to be complied with and performed by Buyers at or prior to the Closing shall have been duly and properly complied with and performed in all material respects, and Buyer shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.2(b) above; and

                    (d)      the Initial Order shall have been granted, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been approved by all regulatory authorities whose approvals are required by law, including, without limitation, all approvals or expirations or early termination of any waiting period required under the HSR Act.

ARTICLE 8
CLOSING; DELIVERIES

          8.1     Closing.

                    (a)     The closing under this agreement (the “Closing”) shall take place at the offices of Buyer’s counsel, at 10:00 a.m., local time, on the later of (i) the 5th business day after the Initial Order has been granted, provided that if the Initial Order is granted between December 17 and December 24, 2002, Closing shall take place on January 2, 2003 or (ii) the fifth (5th) business day following the obtaining of the approval required under the HSR Act, or the termination or expiration of the waiting period in respect thereof, provided that all other conditions to Closing have been met, or such other date, place, or time as the parties hereto shall mutually agree upon.  The parties agree, that if agreement is reached on any pro-rations that may be necessary or appropriate, the Closing Date may be delayed until the end of a calendar month.  The Closing shall be effective as of 12:00 a.m. on the Closing Date.

                    (b)     All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

          8.2     Seller’s Deliveries.  At the Closing, Seller shall deliver to Buyers:

                    (a)     the Bill of Sale, in the form attached hereto as Exhibit 8.2(a), duly executed by Seller;

                    (b)    written instructions to the Escrow Agent instructing the Escrow Agent to return the Letter of Credit to Buyer;

                    (c)    the Assignment and Assumption Agreements, duly executed by Seller;

                    (d)    instruments of assignment and transfer of all the Commission Authorizations and the Intangibles, executed by Seller, in form reasonably satisfactory to Buyer and Seller;

                    (e)    all Assumed Contracts and FCC Logs;

                    (f)    copies of limited liability company and member resolutions of Sellers authorizing by approval of the managers and requisite members of Sellers, the execution and delivery of this Agreement and each exhibit hereto, and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of each Seller;

                    (g)   certificate of good standing with respect to each Seller, issued as of a recent date by the Secretary of State of the State of Delaware and, with respect to Wilks License, the Secretary of State of Michigan;

                    (h)   all Lien Release Instruments;

                    (i)    such other good and sufficient instruments of conveyance, assignment, and transfer, as Buyers shall reasonably require, each in form and substance reasonably required by Buyers, and as shall be effective to vest in Buyers title to the Purchased Assets as contemplated by this Agreement;

                    (j)    a Warranty Deed with respect to each parcel of owned Real Property duly executed by Seller;

                    (k)   all required real estate transfer declaration or exemption certificates and any other documents as may be otherwise necessary or appropriate to transfer title of the owned Real Property;

                    (l)    an affidavit of Seller, stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, in the form required by Section 1445(b”2 of the Code and the Treasury Regulations thereunder;

                    (m)  the Rescission Agreement, in the form attached as Exhibit 8.2(m) (the “Rescission Agreement”), duly executed by Seller, and

                    (n)   all other documents required by the terms of this Agreement to be executed and delivered by any of Sellers to Buyers at the Closing.

          8.3     Buyer’s Deliveries.  At the Closing, Buyer will deliver:

                    (a)     the Purchase Price required to be paid pursuant to Sections 2.3 and 22-4 hereof;

                    (b)     to the Escrow Agent, written instructions instructing the Escrow Agent to return the Letter of Credit to Buyer;

                    (c)     the Assignment and Assumption Agreements, duly executed by Buyer;

                    (d)     certificates of good standing with respect to each of Buyers, each issued as of a recent date by the Secretary of State of Delaware;

                    (e)     copies of all necessary corporate and limited liability company resolutions of Buyers authorizing the execution and delivery of this Agreement and each exhibit hereto and the consummation of the transactions contemplated hereby and thereby, certified by an officer of each Buyer;

                    (f)     the Rescission Agreement, duly executed by Buyer, and

                    (g)     all other documents required by the terms of this Agreement to be delivered to Seller at the Closing.

          8.4     Further Assurances.  At any time and from time to time after the Closing, at Buyer’s request, and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and confirmation, and take such actions, as Buyer may reasonably deem necessary to transfer, convey, and assign to Buyers, and to confirm Buyers’ title to, all of the Purchased Assets, to put Buyers in actual possession and operating control thereof.

ARTICLE 9
SPECIFIC PERFORMANCE

                    Sellers agree that the Purchased Assets include unique property that cannot be readily obtained on the open market and that Buyers will be irreparably injured if the Closing under this Agreement does not occur as provided herein.  Therefore, Buyers shall have the right specifically to enforce the performance of Seller’s obligations under this Agreement to effect the Closing without the necessity of posting any bond or other security, and Sellers hereby waive the defense in any such suit that Buyers have an adequate remedy at law and agree not to interpose any opposition, legal, or otherwise, as to the propriety of specific performance as a remedy.  If the Closing shall not occur in accordance with the terms of this Agreement, the remedy of specific enforcement in accordance with this Article 9 shall not be exclusive of any other rights and remedies which Buyers may otherwise have under this Agreement, all of which rights and remedies shall be cumulative.

ARTICLE 10
TERMINATION

          10.1   Termination.  This Agreement may be terminated at any time prior to Closing as follows:

                    (a)     by mutual written consent of Buyer and Seller;

                    (b)     by written notice from a party that is not then in material breach of this Agreement if the other party has continued in material breach of this Agreement for thirty (30) days after written notice of such breach from the terminating party is received by the other party and such breach is not cured by the earlier of (i) the last day of such 30-day period or (ii) the fifth (5`’’) business day after the Initial Order has been granted (the “Cure Period”); provided, however, that (i) if such breach cannot be reasonably cured within such 30-day period but can be cured before the fifth (5t’) business day after the Initial Order has been granted, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the fifth (5t) business day after the Initial Order has been granted and (ii) none of Sellers shall be deemed to be in material breach of this Agreement for purposes of this Article 10 if such breach does not entitle Buyer to elect not to consummate the transactions contemplated hereby by reason of the failure of the conditions set forth in Sections 7.1(b) or 7.1(c) hereof,

                    (c)     as provided in Section 3.4;

                    (d)     as provided in Section 6.5;

                    (e)     by written notice of a party to the other party if the Closing shall not have been consummated on or before the last day of the twelfth (12th) month period following the date of this Agreement, provided that such notifying party is not then in material breach or default; or as provided in Article 12.

          10.2   Effect of Termination.

                    (a)     If this Agreement is terminated prior to Closing by either Seller or Buyer for any reason other than pursuant to Section 10.1(b), no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement shall be deemed null and void and of no further force and effect (except for the provisions of Section 6.20 and Section 13.5, which shall survive termination).  Nothing contained herein should be deemed to negate or limit Seller’s rights or any obligations of Buyer or any of its affiliates under that certain letter agreement dated September 23, 2002 with Seller (the “Confidentiality Agreement”).  The Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

                    (b)     If this Agreement is terminated prior to Closing by Buyer pursuant to Section 10.1(b) of this Agreement, or if the Closing does not otherwise occur, Buyers shall have, as their sole and exclusive remedy, the right to seek only the actual damages they have suffered by reason of Seller’s breach of this Agreement, provided that, and Buyers hereby acknowledge and agree that, the maximum aggregate liability of Sellers resulting from the failure of any or both of Sellers to comply with any or all of the provisions of, or otherwise arising out of, this Agreement, shall not exceed $5,500,000, in the aggregate, plus an amount equal to the reasonable attorney’s fees actually incurred by Buyer in enforcing its rights under this Section 10.2(b).

          10.3   Liquidated Damages.  If Seller terminates this Agreement prior to Closing pursuant to Section MIN hereof, or if the Closing shall not occur and any of Buyers shall have breached any of its obligations or representations or warranties under this Agreement, then Buyer shall cause the Escrow Agent to draw on the Letter of Credit and remit to Seller the entire proceeds of such draw.  Buyer shall, in addition, promptly pay to Seller the reasonable attorney’s fees actually incurred by Seller in enforcing its rights under this Agreement.  Recovery of the sum of $5,500,000 (whether recovered by Seller from the drawing of the Letter of Credit or otherwise) plus recovery of attorney’s fees as aforesaid shall be the sole and exclusive remedy of Seller and constitute liquidated damages in such amount.  It is understood and agreed that such liquidated damages amount represents Buyer’s and Seller’s reasonable estimate of actual damages and does not constitute a penalty.  Buyers agree to promptly provide the Escrow Agent with written notice directing it to draw on the Letter of Credit and deliver the proceeds thereof to Seller as herein provided.

ARTICLE 11
INDEMNIFICATION

          11.1   Obligation to Indemnify.

                    (a)     Following the Closing, and subject to the limitations set forth in this Article 11, Buyer hereby agrees to save, indemnify and hold harmless Sellers from and against, and shall on demand reimburse Sellers for all loss, liability, claim, damage, deficiency, injury and all costs and expenses (including all attorney fees and other defense costs) (collectively “Losses”) suffered by Sellers or incurred in respect of any failure by Buyer to comply with the Assignment and Assumption Agreements; or any misrepresentation or breach of warranty by Buyers or nonfulfillment of any covenant or agreement to be performed or complied with by Buyers under this Agreement or in any Closing Documents executed by any of Buyers and delivered to Sellers pursuant to or in connection with this Agreement.

                    (b)     Following the Closing, and subject to the limitations set forth in this Article 11, Seller hereby agrees to save, indemnify, and hold harmless Buyers from, against and in respect of, and shall on demand reimburse Buyers for all Losses suffered or incurred by Buyers in respect of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement to be performed or complied with by Sellers under this Agreement or any Closing Documents executed by Sellers and delivered to any of Buyers pursuant to or in connection with this Agreement and in respect of the Excluded Liabilities.

          11.2   Survival and Other Matters.

                    (a)     The indemnities, covenants, and agreements of each of the parties hereto shall survive the Closing for five (5) years, except that the representations and warranties (and all indemnities in respect thereof) shall survive for one (1) year, except that the representations and warranties made in Sections 4.2, 44-7 (the first two sentences only), 4.13, 4.17, 55-2 and 66-7 all shall survive for five (5) years, and any claim for indemnification must be made in writing and received by the Indemnifying Parties (as defined below) prior to such time.

                    (b)     Anything to the contrary in this Agreement notwithstanding, except as provided in Article 9 hereof, Buyer shall be solely and exclusively responsible and liable for all obligations of any of Buyers, and License Co. shall not have or incur any liability whatsoever, arising out of this Agreement or any of the Closing Documents or any of the transactions contemplated hereby or thereby.  Anything to the contrary in this Agreement notwithstanding, Seller shall be solely and exclusively responsible and liable for all obligations of any of Sellers, and Wilks License shall not have or incur any liability whatsoever, arising out of this Agreement or any of the Closing Documents or any of the transactions contemplated hereby or thereby.

                    (c)     Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer have any liabilities under, pursuant to or in respect of this Agreement or any of the Closing Documents or any of the transactions contemplated hereby for any misrepresentation or breach of representations or warranties in excess of the Indemnification Cap, except in respect of the representations and warranties made in Sections 4.7 (the first two sentences only) and 66-7, which shall not be subject to the Indemnification Cap.  Notwithstanding anything herein to the contrary, in no event shall any of Buyers on the one hand, or any of Sellers on the other hand, be entitled to indemnification pursuant to Section 11.1 hereof for any misrepresentation or breach of representations or warranties, unless and then only to the extent that the aggregate of all Losses for which indemnification is required pursuant to Section 11.1, exceeds the Indemnification Threshold, except with respect to the representations and warranties made in Sections 4.7 (the first two sentences only) and 66-7, each of which shall not be subject to the Indemnification Threshold.

                    (d)     In the event that the Closing occurs, the sole and exclusive rights and remedies of any of Buyers under or arising out of this Agreement and/or any of the Closing Documents and/or any of the transactions contemplated hereby or thereby (including without limitation, with respect to Environmental Liabilities) shall be as set forth in and only to the extent expressly provided for in this Article 11.

          11.3   Provisions Regarding Indemnification.  If, within the applicable survival period, any third party shall notify any party (the “Indemnified Party”) with respect to any third party claim which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article 11, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnified Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.  In the event any Indemnifying Party notifies the Indemnified Party within 20 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) without the written consent of the Indemnified Party, the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement unless the Indemnifying Party pays all amounts in full and such judgment or settlement includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

ARTICLE 12
RISK OF LOSS

                    The risk of loss, damage or destruction to the Purchased Assets and/or the Real Property from fire or other casualty or cause, shall be borne by Seller at all times up to the Closing.  It shall be the responsibility of Seller prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction.  In the event of any such loss, damage or destruction, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below.  In the event that property reasonably required for the normal operation of any of the Stations is not repaired, replaced, or restored prior to the Closing, Buyer, at its sole option, and as Buyers’ sole remedy with respect to any of the foregoing, upon written notice to Seller: (a) may elect to postpone Closing until such time as the property has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall assign to Buyer all proceeds of insurance theretofore, or to be, received, covering the property involved; and if Buyer shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which Initial Order has come into existence and effect, Buyer may, as its sole right and remedy, terminate this Agreement by giving written notice thereof to Seller, without any party having any liability or obligation under or in respect of this Agreement.

ARTICLE 13
MISCELLANEOUS

          13.1   Audit.  In the event Buyer establishes to Seller’s reasonable satisfaction that due to SEC regulations it is necessary for Buyer to have audited statements of income (“Additional Financial Statements”) for the Stations for the fiscal years ended December 31, 2001 and/or December 31, 2000, Buyer shall so notify Seller and Seller shall reasonably cooperate with Buyer in connection with the preparation of such Additional Financial Statements.  KPMG, or such other independent auditor acceptable to Seller (“Auditor”), shall be asked to perform the audit of such Additional Financial Statements and deliver its report thereon addressed to Seller.  Buyer shall promptly pay all fees, costs and expenses of such Auditor in connection with the Additional Financial Statements.  Buyers acknowledge and agree that in no event shall the preparation and/or receipt of the Additional Financial Statements constitute a condition to the Closing or to Buyers’ obligations under this Agreement nor shall any of Sellers be deemed to have made any representation or warranty with respect thereto.

          13.2   Binding Agreement.  All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

          13.3   Assignment.  This Agreement and all rights of Buyers shall be assignable by Buyers to one or more subsidiaries or affiliates of Buyer (so long as there is no delay in consummating the transactions contemplated hereby), prior to the Closing upon prior notice to Seller, and as collateral to lenders to Buyer, and after the Closing may be assigned by Buyers in any manner they deem appropriate, in each case without the consent of Seller.  This Agreement shall not be assignable by Seller without the prior written consent of Buyer.  No assignment shall relieve the assigning party of its obligations hereunder.

          13.4   Law To Govern.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

          13.5   Notices.  All notices shall be in writing (including facsimile transmission) and shall be deemed to have been duly given if delivered personally, when received by facsimile communications equipment or when deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid to the other party hereto at the following addresses:

if to Seller, to:

Wilks Broadcasting LLC
9330 Old Southwick Pass
Alpharetta, Georgia 30022
Attn: Jeff Wilks
Fax: (770) 772-5103

with copies to:

The Wicks Group of Companies, LLC
405 Park Avenue
New York, New York 10021
Attn: Craig B. Klosk
Fax: (212) 223-2109

and

Golenbock, Eiseman, Assor, Bell & Peskoe
437 Madison Avenue
New York, New York 10022
Attn: Nathan E. Assor, Esq.
Fax: (212) 754-0330

if to any of Buyers, to:

NextMedia Operating, Inc.
NM Licensing LLC
6312 S. Fiddler’s Green Circle, Suite 360E
Englewood, Colorado 80111
Attn: Sean Stover
Fax: (303) 694-4940

with copies to:

Weil Gotshal & Manges LLP
100 Crescent Court, Suite 1300
Dallas, Texas 75201
Attn: Glenn D. West, Esq.
Fax: (214) 746-7777

or to such other addresses as any such party may designate in writing in accordance with this Section 13.5.

          13.6   Fees and Expenses.  Except as expressly set forth in this Agreement, each of the parties shall pay its own fees and expenses with respect to the transactions contemplated hereby.

          13.7   Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

          13.8   Waivers.  Any failure by any party to this Agreement to comply with any of its obligations hereunder may be waived by Seller in the case of a default by any of Buyers and by Buyer in case of a default by Seller.  No waiver shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

          13.9   Severability.  Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

          13.10  No Third-Party Beneficiaries.  Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

          13.11  Affiliate.  For purposes of this Agreement, the term “affiliate” when used with respect to any person or entity, shall mean any person or entity which directly or indirectly, alone or together with others, controls, is controlled by or is under common control with such person or entity.

          13.12  Drafting.  No party shall be deemed to have drafted this Agreement but rather this Agreement is a collaborative effort of the undersigned parties and their attorneys.

          13.13  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

          13.14  Headings.  The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections and paragraphs.

          13.15  Use of Terms.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof.  Unless otherwise indicated, reference in this Agreement to a “Section” or Article” means a Section or Article, as applicable, of this Agreement.  When used in this Agreement, words such as “herein”, “hereinafter”, “hereof’, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NEXTMEDIA OPERATING, INC.

By:

Name:

Title:

NM LICENSING LLC

By:

Name:

Title:

WILKS BROADCASTING LLC

By:

Name:

Title:

WILKS LICENSE CO., LLC

By:

Name:

Title:

JEFF WILKS, a resident of the State of Georgia, for purposes of Section 6.12 only

THE WICKS GROUP OF COMPANIES, L.L.C., for purposes of section 6.12 only

By:

Name:

Title: